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                                                                   EXHIBIT 23(d)

                                    CONSENT

          We hereby consent to the references to our Valuation of Shares of Common Stock of Pittsburg Bancshares, Inc. as of May 31, 1997 under the caption "Background of Negotiations" in the Prospectus/Proxy Statement/Exchange Offer which forms a part of the Registration Statement on Form S-4 relating to the issuance of shares of common stock of Commerce Bancshares, Inc. ("Commerce") in exchange for (i) shares of common stock of Pittsburg Bancshares, Inc. ("Pittsburg Bancshares") in the proposed merger of CBI-Kansas, Inc., a wholly-owned subsidiary of Commerce, with and into Pittsburg Bancshares and (ii) shares of common stock of City National Bank of Pittsburg, a subsidiary of Pittsburg Bancshares. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



GRA, THOMPSON, WHITE & CO., P.C.



By /s/ Terry W. White
   -----------------------------

December 17, 1997